EXHIBIT 20

                          NEWS RELEASE



Immediate

Mick B. Lucareli

262.636.8446 - m.b.lucareli@na.modine.com



Modine Chief Financial Officer Resigns to Pursue Another
Employment Opportunity

     RACINE, Wis., October 16, 2002 - Modine Manufacturing Company (NASDAQ: MODI) today announced that its Chief Financial Officer, Ernest T. Thomas, resigned to pursue another employment opportunity.
     R. Steven Bullmore, Modine's Corporate Controller, will serve as the interim Chief Financial Officer until the position is permanently filled.

     Modine specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine's products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics.


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